U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One):

(X) Form 10-K and form 10-KSB ( ) Form 20-F ( ) Form 11-K ( ) Form 10-Q and Form 10-QSB ( ) Form N-SAR

For Period Ended: December 31, 2002

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Read Attached Instruction Sheet Before Preparing form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates. _______________________________________________________________________________________________

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Part I – Registrant Information

Itronics Inc.

Full Name of Registrant

Not applicable

Former Name if Applicable

6490 So. McCarran Blvd., No. C-23

Address of Principal Executive Office (Street and Number)

Reno, Nevada 89509

City, State and Zip Code

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Part II – Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or          expense;

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR,          or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject          quarterly report or transition report on Form 10-Q, or any portion thereof will be filed on or before the fifth calendar day          following the prescribed due date; and

( ) (c) The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III – Narrative

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant is unable to file the subject report by the due date as it could not schedule the annual audit in sufficient time to be completed without unreasonable effort or expense.

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Part IV – Other Information

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(1) Name and telephone number of person to contact in regard to this notification

                                        John W. Whitney                                                          (775) 689-7696

                                              (Name)                                                        (Area Code) Telephone Number

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                                                                         (X) Yes ( ) No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                                                                        ( ) Yes (X) No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Itronics Inc.

(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: 3/31/03                                                                By : /S/ JOHN W. WHITNEY

                                                                                            John W. Whitney

                                                                                            President

INSTRUCTION: The form may be signed by an executive officer of the registrant or any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative’s authority to sign on behalf of the registrant shall be filed with the form.

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ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)

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